Exhibit 99.1

N E W S B U L L E T I N	FOR FURTHER INFORMATION:

POINT.360
2701 MEDIA CENTER DRIVE
LOS ANGELES, CA 90065
OTCQX: PTSX

AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 987-9444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, February 9, 2017

POINT.360 ANNOUNCES SECOND FISCAL QUARTER RESULTS

Point.360 (OTCQX: PTSX), a leading provider of integrated media management services, today announced results for the three and six month periods ended December 31, 2016. For the quarter, the Company’s sales were $6.6 million generating a loss of $3.6 million, or $0.28 per share. The Company also reported negative earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN*) of $2.8 million for the period. For the six month period, the Company’s sales were $14.6 million generating a net loss of $6.0 million, or $0.47 per share. The Company also reported negative EBITDAN* of $4.3 million for the period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “Second quarter and first half fiscal 2017 revenues decreased $3.1 million and $5.9 million, respectively from the same periods last year. The timing of revenues has put pressure on the Company’s cash flow. In response to lower revenues, operating costs have been reduced from $12.2 million in the second quarter of fiscal 2016 to $10.2 million in the second quarter of the current fiscal year.”

Mr. Bagerdjian continued: “In the second quarter of Fiscal 2017, we continued the consolidation of services among our three facilities to meet the requirements of new and existing customers.”

Revenues

Revenue for the quarter ended December 31, 2016 totaled $6.6 million compared to $9.7 million in the same quarter last year. Revenues for the six months ended December 31, 2016 were $14.6 million compared to $20.5 million last year.

Gross Margin

In the second quarter of fiscal 2017, gross margin was $0.4 million (5% of sales), compared to $2.0 million (20% of sales) in the prior year’s second quarter. For the first half of fiscal 2017, gross margin was $2.0 million or (14% of revenues), compared to $5.1 million, or 25% of revenues in last year’s period.

Selling, General and Administrative and Other Expenses

For the second quarter of fiscal 2017, SG&A expenses were $4.0 million, or 62% of sales, compared to $4.5 million, or 46% of sales, in the second quarter of last year. For the current six month period, SG&A expenses were $8.0 million (55% of sales), compared to $9.1 million (45% of sales) last year.

Operating Loss

Operating loss was $3.7 million in the second quarter of fiscal 2017 compared to a $2.5 million loss in last year’s second quarter. For the six months ended December 31, 2016, the operating loss was $6.0 million compared to $4.0 million last year.

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Interest Expense and Other Income

Interest expense was $142,000 and $104,000 for the three month periods ended December 30, 2016 and 2015, respectively, and $321,000 and $214,000 for the six month periods then ended, respectively. The increase was due to higher borrowings.

Other income in all periods includes sublease income. Other income in the prior six month period included $4.1 million representing the $6.8 million difference between (i) the aggregate fair values assigned to the purchased tangible and intangible assets of Modern VideoFilm, Inc.(Modern), and (ii) the fair value of the common shares and the warrants given as consideration for the purchase, net of a $2.7 million deferred income tax benefit recorded is connection with the recognition of the gain.

Income Taxes

During the six months ended December 31, 2015, the Company recorded a deferred income tax benefit in the amount of $2.7 million related to the gain associated with the Modern transaction.

Net Income (Loss)

For the second quarter of fiscal 2017, the Company reported a net loss of $3.6 million ($0.28 per share) compared to a loss of $2.3 million ($0.18 per share) in the same quarter last year. For the first half of fiscal 2017, the Company reported a net loss of $6.0 million, or $0.47 per diluted share, compared to income of $3.1 million ($0.23 per share) in the same period last year. Excluding net gain related to the Modern transaction, the Company recorded a net loss of $3.7 million, or $0.30 per share in the first six months of fiscal 2016.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN* to net income (loss) which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2016	2015	2016
Net income (loss)	$(2,314,000)	$(3,627,000)	$3,072,000	$(5,953,000)
Interest (net)	104,000	142,000	214,000	321,000
Income taxes	2,000	-	(2,709,000)	-
Depreciation & amortization	551,000	568,000	1,018,000	1,158,000
Other non-cash charges:
Bad debt expense	10,000	7,000	21,000	15,000
Stock based compensation	94,000	102,000	159,000	191,000
EBITDAN before non-operating gain	(1,553,000)	(2,808,000)	1,775,000	(4,268,000)
Non-operating gain	-	-	(4,099,000)	-
EBITDAN after non-operating gain	$(1,553,000)	$(2,808,000)	$(2,324,000)	$(4,268,000)

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and six month periods ended December 31, 2015 and 2016:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2016	2015	2016

Revenues	$9,693,000	$6,556,000	$20,454,000	$14,571,000
Cost of services sold	(7,737,000)	(6,199,000)	(15,357,000)	(12,576,000)

Gross profit	1,956,000	357,000	5,097,000	1,995,000
Selling, general and administrative expense	(4,490,000)	(4,036,000)	(9,106,000)	(8,000,000)

Operating loss	(2,534,000)	(3,679,000)	(4,009,000)	(6,005,000)
Interest expense	(104,000)	(142,000)	(214,000)	(321,000)
Gain on bargain asset purchase	-	-	4,099,000	-
Other income	326,000	194,000	487,000	373,000

Income (loss) before income taxes	(2,312,000)	(3,627,000)	363,000	(5,953,000)
Income tax expense current	(2,000)	-	(5,000)	-
Income tax benefit deferred	-	-	2,714,000	-
Net income (loss)	$(2,314,000)	$(3,627,000)	$3,072,000	$(5,953,000)

Income (loss) per share:
Basic:
Net income (loss)	$(0.18)	$(0.28)	$0.25	$(0.47)
Weighted average number of shares	12,559,424	12,740,506	12,450,339	12,708,821
Diluted:
Net income (loss)	$(0.18)	$(0.28)	$0.23	$(0.47)
Weighted average number of shares including the dilutive effect of stock options	12,559,424	12,740,506	13,154,282	12,708,821

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2016		December 31, 2016
Working Capital	$(3,111,000	)(1)	$(168,000)
Property and equipment, net	13,924,000		5,758,000
Total assets	20,542,000		12,127,000
Current portion of long term debt	5,244,000		1,176,000
Long-term debt, net of current portion	5,947,000		6,242,000
Shareholder’s equity	4,430,000		(1,278,000)

(1)Reflects the classification of long-term debt as a current liability due to previous financial covenant default conditions under the Company’s prior credit agreements.

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.point360.com, www.mvf.com and www.movieq.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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